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                                                                     EXHIBIT 2.7

                          AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this "Agreement") is entered into as of this _____ day of ____ 2000, by and between American Spectrum Realty, Inc., a Maryland corporation (the "Company" or "American Spectrum") and Nooney Income Fund Ltd. II, L.P. (the "Merging Entity").

                                   RECITALS:

        WHEREAS, the American Spectrum and the Merging Entity (the "Parties," and individually, a "Party") hereto desire to merge the Merging Entity with and into American Spectrum, pursuant to the Maryland General Corporation Law (the "Maryland GCL"), and Missouri, with American Spectrum being the surviving entity (the "Merger") as set forth in the registration statement of the Company on Form S-4, No. 33-_______ including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which the Prospectus/Consent Solicitation Statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

        WHEREAS, American Spectrum and the Merging Entity have received a fairness opinion (the "Fairness Opinion") from Robert A. Stanger & Co., Inc. ("Stanger"), an independent financial advisor that the allocation of the American Spectrum Common Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of the Merging Entity from a financial point of view; and

        WHEREAS, the Company's Articles of Incorporation and Bylaws permit, and resolutions adopted by the Company's board of directors authorize, this Agreement and the consummation of the Merger; and

        WHEREAS, the Parties hereto anticipate that the Merger will further certain of their business objectives.

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

        As used in this Agreement, the following terms shall have the respective meanings set forth below:

        "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under



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the Securities Exchange Act of 1934, as amended.

        "Affiliates' Properties" means properties held or controlled by affiliates of CGS and which will be owned by American Spectrum immediately following the consummation of the Merger.

        "Agreement" means this Agreement, as amended from time to time.

        "American Spectrum" has the meaning set forth in the preface above.

        "American Spectrum Certificate of Merger" has the meaning set forth in
Section 2.2 below.

        "American Spectrum Common Shares" shall mean the shares of common stock, $.01 par value, of American Spectrum.

        "American Spectrum Preferred Shares" has the meaning set forth in
Section 6.2 below.

        "Business Combination" has the meaning set forth in Section 4.1 below.

        "CGS" means CGS Real Estate Company, Inc.

        "CGS Affiliates" means CGS and its affiliates.

        "CGS Management Company" means the portion of CGS's property management business which manages the properties of the Funds and the Affiliated Entities.

        "Closing" has the meaning set forth in Section 2.3 below.

        "Closing Date" has the meaning set forth in Section 2.3 below.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Effective Time" has the meaning set forth in Section 2.2 below.

        "Fairness Opinion" has the meaning set forth in the second paragraph of the Recitals above.

        "Funds" means Sierra Pacific Development Fund I, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institution Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

        "Limited Partner" means a limited partner of the Merging Entity.



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        Limited Partnership Units has the meaning set forth in Section 2.1 below.

        "Managing General Partner" means the managing general partner of the Merging Entity.

        "Maryland GCL" has the meaning set forth in the first paragraph of the Recitals above.

        "Material Adverse Effect" means, as to any Party, a material adverse effect on the business, properties, operations or condition (financial or otherwise) which is not related to any industry-wide change in the economy or market or other conditions affecting all businesses in the industry of the Party to which the term is applied.

        "Merger" has the meaning set forth in the first paragraph of the Recitals above.

        "Merging Entity" has the meaning set forth in the preface above.

        "Merging Entity's Certificate of Merger" has the meaning set forth in
Section 2.2 below.

        "Note Option" has the meaning set forth in paragraph 4.1 below.

        "Notes" has the meaning set forth in paragraph 4.2 below.

        "Party" or "Parties" has the meaning set forth in the preface above.

        "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

        "Prospectus/Consent Solicitation Statement" has the meaning set forth in the first paragraph of the Recitals above.

        "Registration Statement" has the meaning set forth in the first paragraph of the Recitals above.

        "SEC" has the meaning set forth in the first paragraph of the Recitals above.

        "Securities Act" has the meaning set forth in the first paragraph of the Recitals above.

        "Share Consideration" has the meaning set forth in Section 4.1.

        "Stanger" has the meaning set forth in the second paragraph of the Recitals above.

        "Surviving Corporation" has the meaning set forth in Section 2.1 below.

        "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll,



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employment, excise, severance, stamp occupation, premium, windfall profits, environmental (including taxes under Code (S) 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II
                        MERGER; EFFECTIVE TIME; CLOSING

2.1     Merger.

        Subject to the terms and conditions of this Agreement, the Maryland GCL and the Missouri Revised Limited Partnership Act, at the Effective Time, the Merging Entity and American Spectrum shall consummate the Merger in which (i) the Merging Entity shall be merged with and into American Spectrum and the separate existence of the Merging Entity shall cease to exist, (ii) American Spectrum shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of Maryland and (iii) the properties, other assets and liabilities of the Merging Entity will be deemed to have been transferred to American Spectrum. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the Maryland GCL and the Missouri Revised Limited Partnership Act. Pursuant to the Merger, American Spectrum will issue American Spectrum Common Shares or, in certain circumstances, as set forth in
Section 4.2 below, Notes in exchange for limited partnership units, of the Merging Entity (the "Limited Partnership Units").

2.2     Effective Time.

        On the Closing Date, subject to the terms and conditions of this Agreement, the Merging Entity and American Spectrum shall (i) cause to be executed (A) a certificate of merger in the form required by the Maryland GCL (the "American Spectrum Certificate of Merger") and (B) a certificate of merger in the form required by the Missouri Revised Limited Partnership Act (the "Merging Entity's Certificate of Merger"), and (ii) cause the American Spectrum Certificate of Merger to be filed with the Maryland Department of Assessments and Taxation as provided in the Maryland GCL and the Merging Entity's Certificate of Merger to be filed with the Missouri Secretary of State. The Merger shall become effective at (i) such time as the American Spectrum Certificate of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by the Merging Entity and American Spectrum and specified in the Merging Entity's Certificate of Merger and the American Spectrum Certificate of Merger. Such time is hereinafter referred to as the "Effective



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Time."

        2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of _____________________, commencing at 9:00 a.m. local time on such date as within five (5) business dates following the fulfillment or waiver of the conditions set forth in Article IX (other than conditions which by their nature are intended to be fulfilled at the Closing) or at such other place or time or on such other date as the Managing General Partner of the Merging Entity and American Spectrum may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article IX (the "Closing Date"), but in no event later than __________.

                                  ARTICLE III
                 NAME; ARTICLES OF INCORPORATION; BY-LAWS; AND
                DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

        3.1 Name. The Name of the surviving corporation shall be American Spectrum Realty, Inc.

        3.2 Articles of Incorporation. The articles of incorporation of American Spectrum, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein.

        3.3 By-Laws. The by-laws of American Spectrum, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

        3.4 Directors and Officers. The directors and officers of American Spectrum immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

                                   ARTICLE IV
                                 CONSIDERATION

        4.1 Share Consideration. (a) At the Closing, the Limited Partners other than those Limited Partners who vote against the Merger and affirmatively elect to receive notes (the "Note Option") will be allocated American Spectrum Common Shares (the "Share Consideration") in accordance with the final Prospectus/Consent Solicitation Statement included in the Registration Statement.

        (b) Prior to the Effective Time, if American Spectrum splits or combines American Spectrum Common Shares, or pays a stock dividend or other stock distribution in American Spectrum Common Shares, or in rights or securities exchangeable or convertible into or exercisable for American Spectrum Common Shares, or otherwise changes the American



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Spectrum Common Shares into, or exchanges the American Spectrum Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of American Spectrum as a result of which American Spectrum stockholders receive cash, stock, or other property in exchange for, or in connection with, their American Spectrum Common Shares (a "Business Combination") or otherwise)), then the American Spectrum Common Shares to be received by the Limited Partners of the Merging Entity will be appropriately adjusted to reflect such event.

        (c) At the Effective Time, by virtue of the Merger and without any action by holders thereof, all of the American Spectrum Common Shares issued and outstanding prior to the Effective Time shall remain issued and outstanding.

        4.2 Note Consideration. Notwithstanding Section 4.1 above and subject to the limitations described herein, those Limited Partners who, in connection with the Merger, affirmatively elect the Note Option shall receive notes (the "Notes"). The principal amount of the Notes will be determined in accordance with the final Prospectus/Consent Solicitation Statement. In the event that any of the Limited Partners elect the Note Option, the number of American Spectrum Common Shares allocated to the Merging Entity will be reduced in accordance with the final Prospectus/Consent Solicitation Statement.

        4.3 Fractional American Spectrum Common Shares. No certificates representing fractional American Spectrum Common Shares shall be issued. Each Limited Partner who would otherwise be entitled to a fractional American Spectrum Common Shares will receive one American Spectrum Common Share for each fractional interest representing 50% or more of one American Spectrum Common Share. No American Spectrum Common Shares will be issued for a fractional interest representing less than 50% of an American Spectrum Common Share.

        4.4 Issuance of Shares. American Spectrum shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing the American Spectrum Common Shares pursuant to this Agreement.

                                   ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF AMERICAN SPECTRUM

        American Spectrum represents and warrants to the Limited Partners and the Merging Entity that the statements contained in this Article V are correct and complete as of the date hereof:

        5.1 Organization, Qualification and Corporate Power. American Spectrum is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, as set forth in the Preface. American Spectrum is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on American Spectrum.




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        5.2    Authorization for Common Stock.  The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of American Spectrum will have any preemptive right or similar rights of subscription or purchase in respect thereof.

        5.3 Authorization of Transaction. American Spectrum has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by American Spectrum of this Agreement has been duly and validly authorized by the board of directors of American Spectrum. This Agreement constitutes the valid and legally binding obligation of American Spectrum, enforceable in accordance with its terms and conditions. American Spectrum is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES CONCERNING
                               THE MERGING ENTITY

        The Merging Entity represents and warrants to American Spectrum that the statements contained in this Article VI are correct and complete as of the date hereof.

        6.1 Organization, Qualification and Corporate Power. The Merging Entity is a limited partnership duly organized, validly existing, and in good standing under the laws of Missouri, as set forth in the Preface. The Merging Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where failure to so qualify or obtain authorization would not have a Material Adverse Effect on the Merging Entity.

        6.2 Authorization of Transaction. Subject to the approval of the Limited Partners, the Merging Entity has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Merging Entity, enforceable in accordance with its terms and conditions. The Merging Entity is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with federal securities laws, the Hart Scott Rodino Act, if applicable, and any applicable "Blue Sky" or state securities laws.

                                  ARTICLE VII
                             PRE-CLOSING COVENANTS



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        The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

        7.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

        7.2 Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections
9.1 below.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

        The Parties agree as follows with respect to the period following the
Closing:

        8.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Merging Entity acknowledge and agree that from and after the Closing, the Surviving Corporation will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Merging Entity but will provide the Limited Partners with reasonable access to such documents, books and records upon request.

        8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Merging Entity, the other Party will cooperate with him and his counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

        8.3. Share Registration. American Spectrum shall use commercially reasonable efforts to register the American Spectrum Common Shares within one year of the consummation of the Merger.

                                   ARTICLE IX
                       CONDITIONS TO OBLIGATION TO CLOSE



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        9.1    Conditions to Each Party's Obligation.  The respective
obligations of American Spectrum, the Limited Partners and the Merging Entity to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of American Spectrum and the Merging Entity:

        (a) Governmental Approvals. The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transaction contemplated hereby.

        (b) No Injunction or Proceedings. There shall not be an unfavorable injunction, judgment, order, decree, ruling, or charge would, in the reasonable judgment of American Spectrum, prevent consummation of any of the transactions contemplated by this Agreement.

        (c) No Suspension of Trading, Etc. At the Effective Time, there shall be no declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war or other international, armed hostility or national calamity directly or indirectly involving the United States, which war, hostility or calamity (or any material acceleration or worsening thereof), in the reasonable judgment of American Spectrum, would have a Material Adverse Effect on the Merging Entity.

        (d) Minimum Value of American Spectrum's Property. At the Effective Time, American Spectrum shall own property having an appraised value, as determined by Stanger, of not less than $200,000,000.

        (e) American Spectrum Common Shares shall have been approved for listing on notice of issuance on a national securities exchange acceptable to American Spectrum.

        9.2 Conditions to Obligation of the Merging Entity. The obligations of the Merging Entity to consummate the transactions contemplated hereby and take the actions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

        American Spectrum shall have delivered to the Limited Partners the Share Consideration pursuant to Section 4.1.

                                   ARTICLE X
                                  TERMINATION

        10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to its Effective Time, before or after the approval of the Limited Partners of the Merging Entity or American Spectrum, respectively, either by the mutual written consent of American Spectrum and the Merging Entity or by the mutual action of the board of directors of American Spectrum and the Managing General Partner of the Merging



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Entity.

        10.2 Termination by Either American Spectrum or the Merging Entity. This Agreement may be terminated and the Merger may be abandoned (a) by action of American Spectrum in the event of a failure of a condition to the obligations of American Spectrum set forth in Section 9.1 of this Agreement;
(b) by the Managing General Partner or the vote of a majority in interest of the Limited Partners of the Merging Entity in the event of a failure of a condition to the obligations of the Merging Entity set forth in Section 9.1 or
9.2 of this Agreement; or (c) if a United States or federal or state court of competent jurisdiction or United States federal or state governmental agency shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, in the case of a termination pursuant to clause (a) or (b) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

        10.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article X, no Party hereto (or any of its directors, officers, Managing General Partners or Limited Partners) shall have any liability or further obligation to any other Party to this Agreement, except that nothing herein will relieve any Party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                 MISCELLANEOUS

        11.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

        11.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

        11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of American Spectrum and the Managing General Partner; provided, however, that American Spectrum may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases American Spectrum nonetheless shall remain responsible for the performance of all of its obligations hereunder).



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        11.4   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        11.6 Notices. All notices, requests, demands, claim, or other communication hereunder shall be deemed duly given, as of the date two business days after mailing, if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

        If to the Merging Entity:

        c/o William J. Carden
        Chief Executive Officer
        American Spectrum Realty, Inc.
        1800 East Deere Avenue
        Santa Ana, California  92705

        With copy to:

        If to American Spectrum:

        William J. Carden
        Chief Executive Officer
        American Spectrum Realty, Inc.
        1800 East Deere Avenue
        Santa Ana, California  92705

        With copy to:

        Proskauer Rose LLP
        1585 Broadway
        New York, NY  10036
        Attn:  Peter M. Fass, Esq.
        Telecopy:  (212) 969-2900

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications



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hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

        11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rules (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

        11.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by American Spectrum and the Merging Entity. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        11.10 Expenses. Each of the Parties will its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent set forth in the Prospectus/Consent Solicitation Statement.

        11.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warrant, and covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

        11.12 Specific Performance. Each of the Parties acknowledges that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set



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forth in Section 11.13 below), in addition to any other remedy to which they may be entitled, at law or in equity.

        11.13 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.


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